EXHIBIT 99.1
Contact:

Ronald F. Valenta
Chief Executive Officer
General Finance Corporation
(626) 584-9722

FOR IMMEDIATE RELEASE
General Finance Corporation
OVER-ALLOTMENT OPTION EXERCISED
     Pasadena, California, April 13, 2006 – General Finance Corporation (AMEX: GFN.U) announced today the completion of the over-allotment option for its initial public offering to the extent of 1,125,000 units. Each unit sold by the Company consisted of one share of common stock and one warrant. The 8,625,000 units sold in the offering, including the 1,125,000 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating total gross proceeds of $69,000,000 to the Company. Of this amount, $65,700,000 (or approximately $7.62 per share) was placed in trust. Morgan Joseph & Co. Inc. acted as lead manager for the initial public offering.
     A copy of the prospectus may be obtained from either Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020.
     General Finance Corporation is a blank check company organized under the laws of the State of Delaware. The Company was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although it intends to focus its efforts initially on acquiring companies in the specialty finance industry. The specialty finance industry includes those asset-intensive companies in equipment rental and leasing that have a high service component, as well as specialty insurance and re-insurance companies, and other finance companies specializing in areas such as payday lending, title lending, and mortgage lending. To date, the Company’s efforts have been limited to organizational activities.
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